Item 7.        FINANCIAL STATEMENTS
               --------------------

Exhibit 99(b)  Management's Discussion Analysis; Supplemental
               Consolidated Balance Sheets of Fleet as of September 30, 1995 and December 31, 1994; Supplemental Consolidated Statements of Income of Fleet for the three and nine month periods ended September 30, 1995 and 1994; Supplemental Consolidated Statements of Changes in Stockholders' Equity and Supplemental Consolidated Statements of Cash Flows for the nine month periods ended September 30, 1995 and 1994.

       PART I. ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS



OVERALL PERSPECTIVE

-------------------------------------------------------------
Dollars in millions,     Three months        Nine months
except per share data ended September 30  ended September 30
-------------------------------------------------------------
                         1995     1994      1995      1994
-------------------------------------------------------------
EARNINGS
Net income              $ 268    $ 249     $ 748     $ 591
-------------------------------------------------------------
PER COMMON SHARE
Fully diluted          $  .96   $  .91    $ 2.69    $ 2.12
earnings
Cash dividends            .40      .35      1.20      1.00
declared
Book Value              24.47    20.71     24.47     20.71
-------------------------------------------------------------
OPERATING  RATIOS
Return on average
  assets                 1.27 %   1.22 %    1.21 %    0.99 %
Return on  common
  equity                16.86    18.66     16.65     15.35
Equity to assets
    (period-end)         8.00     7.03      8.00      7.03
-------------------------------------------------------------
AT SEPTEMBER 30
Total assets          $83,751   $78,259   $83,751  $78,259
Stockholders' equity    6,698    5,502     6,698     5,502
Nonperforming assets      771      824       771       824
-------------------------------------------------------------

      Fleet reported net income of $268 million, or $.96 per fully diluted share, for the quarter ended September 30, 1995, compared to $249 million, or $.91 per fully diluted share, in the third quarter of 1994. Net income for the first nine months of 1995 was $748 million, or $2.69 per share, compared with $591 million, or $2.12 per share in the first nine months of 1994. Return on average assets and return on equity were 1.27% and 16.86% for the third quarter of 1995, respectively, and 1.22% and 18.66% for the third quarter of 1994, respectively. These results reflect an increase in mortgage banking revenue, continued expense control, and steady loan growth, as well as increased revenues from several acquisitions consummated during the first six months of 1995, partially offset by an increase in mortgage servicing rights amortization and provision for credit losses as well as a reduction in net interest margin due to narrower spreads between interest earning assets and interest bearing liabilities.


INCOME STATEMENT ANALYSIS
NET INTEREST INCOME
-----------------------------------------------------------
                            Three months     Nine months
Dollars in millions             ended           ended
FTE basis                   September 30    September 30
-----------------------------------------------------------
                              1995    1994    1995    1994
-----------------------------------------------------------
Interest income             $1,540  $1,339  $4,526  $3,863
Tax-equivalent adjustment        9      14      35      39
Interest expense               777     580   2,244   1,560
-----------------------------------------------------------
Net interest income         $  772   $ 773  $2,317  $2,342
-----------------------------------------------------------

      Net interest income on a fully taxable equivalent basis of $772 million for the three month period ended September 30, 1995 was relatively consistent with the $773 million for the same period of 1994, as a decrease in net interest margin of 7 basis points from 4.19% in 1994 to 4.12% in 1995 was substantially offset by growth in average earning assets and an improvement in the mix of earnings assets as lower yielding securities have been replaced with higher yielding loans and leases.

NET INTEREST MARGIN AND INTEREST-RATE SPREAD
-----------------------------------------------------------------
                            Three months ended September 30,
                                1995                 1994
-----------------------------------------------------------------
Taxable equivalent        Average            Average
rates                     Balance     Rate   Balance      Rate
Dollars in millions
-----------------------------------------------------------------
Money market
    instruments         $  1,261      6.28 % $    602     5.05 %
Securities                19,576      6.21     27,435     5.82
Loans and leases          51,831      9.10     44,120     8.33
Mortgages held for
  resale                   2,064      7.76      1,077     5.99
Other                        163       ---        250      ---
-----------------------------------------------------------------
Total interest-earning
     assets               74,895      8.23     73,484     7.31
-----------------------------------------------------------------
Deposits                  43,723      4.08     41,446     3.02
Short-term borrowings     14,849      5.73     15,393     4.32
Long-term debt             6,098      7.38      5,641     6.77
-----------------------------------------------------------------
Interest-bearing          64,670      4.77     62,480     3.68
liabilities
-----------------------------------------------------------------
Interest-rate spread                  3.46                3.63
Interest-free sources
    of funds              10,225               11,004
-----------------------------------------------------------------
Total sources of funds   $74,895      4.11    $73,484     3.12
=================================================================
Net interest margin                   4.12 %              4.19 %
=================================================================

      The net interest margin for the third quarter of 1995 decreased 7 basis points to 4.12% from the third quarter of 1994, primarily due to the overall increase in the cost of funds resulting from customers moving into higher yielding time deposits and the increased usage of wholesale deposits to fund asset growth coupled with the impact of the numerous increases in short-term borrowing rates by the Federal Reserve throughout 1994 and again in the first quarter of 1995. However, the increase in the corporation's overall cost of funds from 3.68% in 1994 to 4.77% in 1995 was substantially offset by increases in higher yielding average loan outstandings, due to both acquisitions and growth coupled with increases in the corporation's prime lending rate over the past year all of which have resulted in an increase in the corporation's yield on interest earning assets to 8.23 % in third quarter of 1995 compared to 7.31% in third quarter of 1994.

      The three-month average balance of securities decreased from $27.4 billion as of September 30, 1994 to $19.6 billion as of September 30, 1995. This $7.8 billion decrease reflects the corporation's repositioning program unveiled during 1994.

      Average loans and leases for the three-month period ended September 30, 1995 increased $7.7 billion to $51.8 billion due primarily to several acquisitions completed during the first six months of 1995 as well as steady loan growth during the period. The substantial increase in the yield on loans and leases from 8.33% for the third quarter of 1994 to 9.10% for the third quarter of 1995 reflects the increase in Fleet's prime lending rate to 8.75% during the period.

      Average mortgages held for resale increased $1.0 billion to $2.1 billion as of September 30, 1995 from $1.1 billion as of September 30, 1994 due to increased loan production.

      Average deposits increased $2.3 billion to $43.7 billion as of September 30, 1995. The net interest rate paid on average deposits rose to 4.08% for the third quarter of 1995 compared to 3.02% for the same period of 1994. The increase reflects several factors including a more competitive environment for customer deposits and a shift in mix of deposits as customers have migrated to higher yielding time deposits.

      The $544 million decrease in average short-term borrowings corresponds in part to the decrease in average securities, offset by an increase in mortgages held for resale.

      Average long-term debt increased $457 million due to the funding of acquisitions and loan growth. In addition, the interest rate paid on long-term debt increased 61 basis points as maturing lower-rate long-term debt was replaced by new issuances of higher rate debt.

      The contribution to the net interest margin of interest free sources during the third quarter of 1995 was 66 basis points compared to the 56 basis points for the third quarter of 1994. Although the balance of interest-free sources of funds decreased from $11.0 billion to $10.2 billion during the period, the increase from 56 basis points to 66 basis points is the result of the increase in cost of funds as interest-free sources of funds become more valuable during periods of rising interest rates.

NONINTEREST INCOME
-------------------------------------------------------------
                            Three months      Nine months
                                ended            ended
                            September 30      September 30
------------------------------------------------------------
Dollars in millions            1995    1994    1995   1994
------------------------------------------------------------
Mortgage banking revenue      $ 137   $  97   $ 380  $ 295
Service charges, fees
    and commissions             124     109     369    323
Investment services revenue      81      72     238    219
Student loan servicing fees      17      15      47     39
FDIC loan administration
  fees                            5      18      16     42
Trading revenue                   8       8      56     15
Brokerage fees and
  commissions                     6       4      15     14
Insurance                         4       4      11     12
Securities available for
     sale gains                   7       2      12     21
Other noninterest income         59      51     182    161
------------------------------------------------------------
Total noninterest income       $448    $380  $1,326 $1,141
------------------------------------------------------------

      Noninterest income totaled $448 million for the third quarter of 1995 compared to $380 million for the same period in 1994, an increase of 18%, and $1.3 billion for the first nine months of 1995 compared to $1.1 billion for the first nine months of 1994. The increase was due primarily to increases in mortgage banking revenues, service charges, fees and commissions, and investment services revenues.

MORTGAGE BANKING REVENUE
=========================================================
                             Three months   Nine months
                                 ended         ended
                             September 30  September 30
----------------------------------------------------------
Dollars in millions            1995   1994   1995    1994
----------------------------------------------------------
Net loan servicing revenue    $  92    $76   $258    $208
Mortgage production revenue      27      2     52      31
Gains on sales of mortgage
     servicing                   18     19     70      56
==========================================================
Total mortgage banking         $137    $97   $380    $295
revenue
==========================================================

      Mortgage banking revenue of $137 million in the third quarter of 1995 increased $40 million over the $97 million recorded in the same period of 1994.

This increase reflected a $25 million increase in mortgage production revenue coupled with a 21% increase in loan servicing revenue from $76 million in the third quarter of 1994 to $92 million in the third quarter of 1995. Mortgage production revenue, which includes income derived from the loan origination process and net gains on sales of mortgage loans, has been positively impacted by a more favorable interest-rate environment in the third quarter of 1995.

      Loan servicing revenue represents fees received for servicing residential mortgage loans. The 21% increase in loan servicing revenue is attributable to the $21 billion increase in the corporation's servicing portfolio from $90 billion at September 30, 1994 to $111 billion at September 30, 1995. The increase in the servicing portfolio is attributable primarily to several acquisitions of servicing, including the acquisition of Plaza in the first quarter which added $9.2 billion in servicing, and the purchase of $14 billion of loan servicing from Household Financial Corporation in the second quarter. The corporation sold mortgage servicing rights in the third quarter of 1995 and 1994, respectively, resulting in pre-tax gains of $18 million and $19 million, respectively. The corporation's decision to sell mortgage servicing rights depends on a variety of factors, including the available markets and current market prices for such servicing rights and the working capital requirements of the corporation. Thus, the likelihood or profitability of any such sales in the future cannot be predicted.

      Service charges, fees and commissions increased $15 million to $124 million for the third quarter of 1995 from $109 million for the third quarter of 1994. These improved results primarily reflect the implementation of various fee enhancement programs.

      Investment services revenue increased $9 million, or 12 %, from the third quarter of 1994, due to the strengthening interest rate environment and improvement in the bond market which resulted in an increase in the overall value of assets managed. The investment services business had approximately $74 billion in assets under administration and management at September 30, 1995.

      The $2 million increase in student loan servicing fees from 1994 to 1995 is attributable to additional accounts added under the federal government's direct student lending program. FDIC loan administration fees decreased $13 million from $18 million for the third quarter of 1994 to $5 million for the third quarter of 1995, as the pool of loans being administered for the FDIC is being resolved. The corporation's agreement to administer these FDIC loans terminates on December 31, 1995.

TRADING REVENUE
=============================================================
                             Three months    Nine months
                                ended           ended
                             September 30   September 30
-------------------------------------------------------------
Dollars in millions           1995    1994    1995    1994
-------------------------------------------------------------
Interest-rate contracts       $---      $1     $32     $(2 )
Debt securities                  4       4      14      12
Foreign exchange                 4       3      10       5
=============================================================
Total trading revenue           $8      $8     $56     $15
=============================================================

      Trading revenue of $8 million was flat with the corresponding third quarter of 1994; but, increased $41 million for the nine month period ended September 30, 1995, compared to the same period in 1994. This increase is primarily attributable to increases in gains on interest-rate contracts. Trading income on interest-rate contracts consists of gains and losses recorded on interest-rate contracts used in managing prepayment risk for the mortgage servicing portfolio as well as net gains recorded on customer-oriented interest-rate contracts. During the nine month period ended September 30, 1995, the corporation recognized net gains of $26 million relating to interest-rate contracts used to mitigate the risk related to adverse changes in interest rates and the potential resultant impairment to mortgage servicing rights affected by prepayments compared to net losses of $6 million for the nine months ended September 30, 1994 on these instruments.

NONINTEREST EXPENSE
==============================================================
                            Three months   Nine months ended
                               ended          September 30
                            September 30
-------------------------------------------------------------
Dollars in millions           1995    1994     1995     1994
-------------------------------------------------------------
Employee compensation and
    benefits                  $361    $348   $1,086   $1,095
Occupancy                       63      66      186      203
Equipment                       53      46      154      140
Mortgage servicing rights
     amortization               31      18      101       72
Core deposit and goodwill
     amortization               28      16       76       49
Legal and other
  professional                  25      25       65       71
Marketing                       28      22       70       60
FDIC assessment                  3      28       61       86
Printing and mailing            14      13       43       40
Telephone                       15      13       46       40
Office supplies                 12      10       38       33
Travel and entertainment        10       9       31       27
OREO expense                     5      11       13       32
Other                           99      96      288      296
-------------------------------------------------------------
Total operating
noninterest                    747     721    2,258    2,244
    expense
-------------------------------------------------------------
Restructuring and merger
    related charges            ---       7       50      173
-------------------------------------------------------------
Total noninterest expense     $747    $728   $2,308   $2,417
=============================================================

      Noninterest expense for the third quarter of 1995 totaled $747 million compared to $728 million for the third quarter of 1994. The increase is primarily attributable to a $13 million increase in the amortization of mortgage servicing rights (MSRs) coupled with increases in several other expense categories, including amortization of intangibles and employee compensation and benefits, as a result of the completion of several acquisitions in the first and second quarters of 1995. Additionally, expenses included the costs of several new business initiatives, such as direct student loan originations, co-branded credit card marketing expenses and the high volume requirements of tax processing services under contract with the State of New York.

      Employee compensation and benefits increased $13 million, or 3.7%, primarily due to the previously mentioned acquisitions and new business initiatives.

      Mortgage servicing rights amortization increased $13 million to $31 million for the third quarter of 1995 compared to $18 million for the third quarter of 1994. As previously stated, the increase in amortization is directly related to the $21 billion increase in the servicing portfolio over September 30, 1994.

      Core deposit and goodwill amortization expense increased $12 million on a year to year comparison over the third quarter of 1994 due to the completion of several acquisitions during the first and second quarters of 1995. OREO expense decreased $6 million from the third quarter of 1994 compared to the third quarter of 1995 reflecting a decrease in the level of OREO assets managed.

      FDIC assessment charges decreased $25 million from $28 million for the third quarter of 1994 to $3 million for the third quarter of 1995. The decrease is attributable to the FDIC reducing the deposit insurance premium from twenty-three cents to four cents per $100 of domestic deposits. The refund was retroactive to June 1, 1995 and the corporation expects to benefit from the lower rate on an ongoing basis.

    As previously reported, merger related charges of $13 million were recognized in the second quarter of 1995 relating to the settlement of certain compensation expenses as a result of shareholder approval of the Merger and $37 million were recognized in the first quarter of 1995 relating to the settlement of certain employee retirement benefits, also in connection with the Merger. Total merger related charges for the nine months ended September 30, 1995 were $50 million. Merger related charges of $101 million recorded during the second quarter of 1994 reflect the costs to integrate three banking organizations which were acquired and accounted for as poolings of interests. The merger related charges included severance and benefits costs for work force reductions, closure of duplicative branches and facilities, cancellation of vendor contracts, financial and advisory fees and losses for disposition of loans and securities.

      Restructuring related charges of $72 million were also recorded during the nine month period ended September 30, 1994 reflecting the expansion of the corporation's cost management program and other efficiency initiatives. Restructuring related charges included severance and benefit related costs for work force reductions, branch and operational facilities consolidation, and other costs.

INCOME TAXES.
      For the third quarter of 1995, the corporation recognized income tax expense of $169 million, an effective tax rate of 38.7%. Tax expense for the same period of 1994 was $148 million, an effective tax rate of 37%.

BALANCE SHEET ANALYSIS
SECURITIES
--------------------------------------------------------------------------------------------------------------------------
                                               September 30, 1995           June 30, 1995           December 31, 1994
                                               ------------------           -------------           -----------------
                                              Amortized        Market    Amortized       Market    Amortized       Market
Dollars in millions                                Cost         Value         Cost        Value         Cost        Value
--------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
    US Treasury and government agencies        $  5,656        $5,648     $  5,928     $  5,919     $  3,851     $  3,667
    Mortgage-backed securities                    5,036         4,995        5,417        5,383        8,352        7,898
    Other debt securities                           441           467          340          339          180          179
--------------------------------------------------------------------------------------------------------------------------
      Total debt securities                      11,133        11,110       11,685       11,641       12,383       11,744
--------------------------------------------------------------------------------------------------------------------------
   Marketable equity securities                     318           363          459          480          360          356
   Other securities                                 130           130          260          259          150          150
--------------------------------------------------------------------------------------------------------------------------
   Total securities available for sale          $11,581       $11,603      $12,404      $12,380      $12,893      $12,250
--------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
   US Treasury and government agencies         $  1,952      $  1,920     $  1,956     $  1,937     $  1,980     $  1,864
   Mortgage-backed securities                     3,793         3,769        3,974        3,935        4,158        3,924
   State and municipal                              651           659          686          691          843          842
   Other debt securities                          1,501         1,461        1,648        1,611        1,910        1,822
--------------------------------------------------------------------------------------------------------------------------
   Total securities held to maturity           $  7,897      $  7,809     $  8,264     $  8,174     $  8,891     $  8,452
--------------------------------------------------------------------------------------------------------------------------
Total securities                                $19,478       $19,412      $20,668      $20,554      $21,784      $20,702
--------------------------------------------------------------------------------------------------------------------------

      The amortized cost of securities available for sale decreased $823 million from June 30, 1995 to September 30, 1995 and reflects the corporation's intention to reduce the level of lower yielding assets. The valuation adjustment on securities available for sale improved significantly to an unrealized appreciation level of $22 million at September 30, 1995 from an unrealized depreciation level of $24 million at June 30, 1995, due to significant improvements in the bond markets during the third quarter of 1995.

LOANS AND LEASES
---------------------------------------------------------------
                             September 30, June 30,   December 31,
Dollars in millions             1995         1995        1994
---------------------------------------------------------------
Commercial and industrial      $23,229    $23,533      $19,675
Consumer                        11,059     11,070       10,893
Commercial real estate:
   Construction                    634        685          666
   Interim/permanent             4,509      4,690        4,789
Residential real estate         11,100     10,641        8,529
Lease financing                  1,904      1,706        1,483
---------------------------------------------------------------
Total loans and leases         $52,435    $52,325      $46,035
---------------------------------------------------------------

      Total loans and leases remained relatively consistent from June 30, 1995 to September 30, 1995. Total loans and leases increased $6.4 billion from $46 billion at December 31, 1994 primarily as a result of the acquisition of NBB, Barclays and Northeast which added $4.6 billion of principally residential real estate loans, and steady loan growth in both the commercial and industrial, and leasing portfolios during the period.

      Commercial and industrial (C&I) loans decreased $304 million, from June 30, 1995 to September 30, 1995, but increased $3.6 billion from December
31, 1994 to September 30, 1995 due primarily to the acquisition of Barclays which added approximately $2.4 billion of loans and new loan originations experienced across nearly all banking franchises.

CONSUMER LOANS

---------------------------------------------------------
                    September 30,  June 30,   December 31,
Dollars in             1995         1995         1994
millions
---------------------------------------------------------
Home equity            $  6,007    $  6,029     $  6,007
Credit card               1,569       1,600        1,474
Student loans             1,171       1,143        1,156
Installment               2,208       2,052        2,067
Other                       104         246          189
---------------------------------------------------------
Total                   $11,059     $11,070      $10,893
---------------------------------------------------------

      Consumer loans of $11,059 million at September 30, 1995 remained relatively unchanged compared to the $11,070 million at June 30, 1995 as slight decreases in home equity and credit card balances were partially offset by an increase in the installment and student loan portfolios.

      Commercial real estate (CRE) loans decreased $232 million from June 30, 1995 to September 30, 1995 primarily due to large paydowns during the quarter. Lease financing increased $198 million from June 30, 1995 to September 30, 1995 and $421 million from December 31, 1994 to September 30, 1995, as a result of new lease originations.

      Outstanding residential real estate loans secured by one-to four-family residences were $11.1 billion at September 30, 1995, compared to $10.6 billion at June 30, 1995. The $500 million increase was due to $899 million of residential real estate loan purchases offset by approximately $200 million of residential real estate loan sales and principal paydowns occurring in the normal course of business.

NONPERFORMING ASSETS(a)
---------------------------------------------------------
Dollars in millions   C & I     CRE    Consumer   Total
---------------------------------------------------------
Nonperforming loans
and leases:              $236     $159       $294   $689
OREO                        7       41         34     82
---------------------------------------------------------
Total NPAs
    September 30, 1995   $243     $200       $328   $771
---------------------------------------------------------
Total NPAs
    June 30, 1995        $247     $231       $295   $773
=========================================================
Total NPAs
    December 31, 1994    $236     $261       $264   $761
=========================================================

(a) Throughout this document, NPAs and related ratios do not include loans greater than 90 days past due and still accruing interest ($181 million, $177 million and $139 million at September 30, 1995, June 30, 1995 and December 31,1994, respectively), or assets subject to federal financial assistance ($38 million, $47 million and $59 million at September 30, 1995, June 30, 1995, and December 31, 1994, respectively).

      Nonperforming assets (NPAs) remained constant over the period from June 30, 1995 to September 30, 1995. NPAs at September 30, 1995, as a percentage of total loans, leases and OREO, and as a percentage of total assets were 1.47% and 0.92%, respectively, compared to 1.47% and 0.89%, respectively, at June 30, 1995.

ACTIVITY IN NONPERFORMING ASSETS
-----------------------------------------------------------
                                3rd        2nd       3rd
                            Quarter    Quarter   Quarter
Dollars in millions            1995       1995      1994
-----------------------------------------------------------
Balance at beginning of
     period                    $773       $819      $891
Additions                       244        235       167
Reductions:
   Payments/interest
     applied                   (118)      (129)     (126)
   Returned to accrual          (12)       (31)      (15)
   Charge-offs/writedowns       (84)       (41)      (30)
   Sales/other                  (32)       (80)      (63)
-----------------------------------------------------------
         Total reductions      (246)      (281)     (234)
-----------------------------------------------------------
Balance at end of period       $771       $773      $824
===========================================================


RESERVE FOR CREDIT LOSS ACTIVITY
----------------------------------------------------------
                                    Nine months ended
                                       September 30
Dollars in millions                   1995         1994
----------------------------------------------------------
Balance at beginning of year        $1,496       $1,669
Provision charged to income             75           48
Loans and leases charged off          (292)        (285)
Recoveries of loans and leases
   charged off                          85          105
Acquisition/other                       84          ---
----------------------------------------------------------
Balance at end of period            $1,448       $1,537
----------------------------------------------------------
Ratio of net charge-offs to
average                                .41 %        .44 %
   loans and leases
----------------------------------------------------------
Ratio of reserve for credit
losses to                             2.76         3.44
   period-end loans and leases
----------------------------------------------------------
Ratio of reserve for credit
losses to                              188          187
   period-end NPAs
----------------------------------------------------------
Ratio of reserve for credit
losses to
   period-end nonperforming            210          222
loans
   and leases
----------------------------------------------------------

      Fleet's reserve for credit losses decreased $89 million from September 30, 1994 to $1,448 million at September 30, 1995. The September 30, 1995 reserve for credit losses includes $84 million of reserves acquired in connection with acquisitions completed during the first and second quarters of 1995. The first nine months of 1995 provision for credit losses was $75 million, $27 million higher than the prior year's first nine months. Net charge-offs increased to $207 million for the first nine months of 1995 from $180 million for the same period in 1994 due to a $20 million decrease in recoveries and a $7 million increase in charge-offs primarily relating to credit card and consumer finance loans. Slight deterioration of Fleet's credit quality ratios was noted when comparing the first nine months of 1995 results to the same period of 1994 as nonperforming asset levels have increased over that period.

FUNDING SOURCES
----------------------------------------------------------------
                           September 30, June 30, December 31,
Dollars in millions            1995        1995       1994
----------------------------------------------------------------
Deposits:
   Demand                        $10,658   $11,075     $12,028
   Regular savings, NOW,
      money market                22,817    23,319      23,870
   Time:
       Domestic                   17,593    18,002      14,338
       Foreign                     2,754     3,319       5,292
----------------------------------------------------------------
      Total deposits              53,822    55,715      55,528
----------------------------------------------------------------
Borrowed funds:
   Federal funds purchased         3,771     4,840       2,753
   Securities sold under
      agreements to                5,046     5,345       6,170
repurchase
   Commercial paper                1,901     1,663         835
   Other                           4,281     4,775       2,828
----------------------------------------------------------------
      Total borrowed funds        14,999    16,623      12,586
----------------------------------------------------------------
Notes and debentures               6,734     6,728       5,931
================================================================
Total                            $75,555   $79,066     $74,045
================================================================

      Total deposits of $53.8 billion at September 30, 1995 decreased slightly when compared to $55.7 billion at June 30, 1995. Core deposit funding levels (demand, regular savings, NOW and money market) also decreased slightly from June 30, 1995.

      Total borrowed funds, including deposits, decreased $3.5 billion at September 30, 1995 from June 30, 1995; however, the corporation has experienced a shift in the borrowing mix as federal funds purchased has decreased by $1.1 billion from $4.8 billion at June 30, 1995 to $3.8 billion at September 30, 1995. Alternatively, commercial paper has increased by $238 million from $1.7 billion at June 30, 1995 to $1.9 billion at September 30, 1995 and other borrowings have decreased by $494 million to $4.3 billion as of September 30, 1995. The change in the borrowing mix is primarily attributable to an increase in mortgages held for resale at the corporation's mortgage banking subsidiary, FMG, which funds its growth primarily with commercial paper.

ASSET AND LIABILITY MANAGEMENT
      The asset/liability management process at Fleet ensures that the risk to earnings fluctuations from changes in interest rates is prudently managed. The following table presents the corporation's interest-rate gap position on September 30, 1995. Interest-rate gap analysis provides a static analysis of the repricing characteristics of the entire balance sheet. Therefore, the table presents a one-day position which is continually changing and not necessarily indicative of the corporation's position at any other time. In addition to interest-rate gap analysis, the corporation also analyzes interest rate sensitivity through sophisticated asset/liability simulation models.


INTEREST-RATE GAP ANALYSIS
---------------------------------------------------------------------------------------------------------------------------------
                                                                            Cumulatively Repriced Within
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
September 30, 1995
Dollars in millions                                   3 months          4 to 12
By repricing date                                      or less           months    1 to 5 years      After 5 years        Total
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                           $43,793          $11,366         $18,749        $  9,843         $83,751
Total Liabilities                                       38,338           13,832          16,079          15,502          83,751
Net Off Balance Sheet                                   (3,282 )            385           3,747            (850 )           ---
---------------------------------------------------------------------------------------------------------------------------------
Periodic Gap                                             2,173           (2,081 )         6,417          (6,509 )           ---
Cumulative Gap                                           2,173               92           6,509             ---             ---
Cumulative Gap as a percent of Total Assets                2.6 %            0.1 %           7.8 %
9/30/95
---------------------------------------------------------------------------------------------------------------------------------
Cumulative Gap as a percent of Total Assets             (10.9) %          (3.2) %          14.1 %
12/31/94
---------------------------------------------------------------------------------------------------------------------------------

      At September 30, 1995, the corporation was 0.1% asset sensitive at the one-year cumulative gap interval compared to 3.2% liability sensitive at December 31, 1994. This change is primarily attributable to a reduction in the average maturity of the securities portfolio.

      The off-balance sheet position is comprised of interest-rate swaps, options and financial futures which are utilized to manage interest-rate risk and to establish the proper interest-rate risk profile within clearly defined and prudent parameters on the basis of the current interest-rate environment. Also, because interest-rate instruments are used to alter the repricing characteristics of certain assets and liabilities, the interest-rate sensitivity of specific portfolios is analyzed, as well as the impact of interest-rate instruments on the entire balance sheet.

      On a consolidated basis, the corporation had $16.4 billion (notional amount) of interest-rate risk management instruments with external counterparties at September 30, 1995.


INTEREST-RATE RISK-MANAGEMENT ANALYSIS
----------------------------------- ------------ ------------------- ------------ ------------ -----------------------
                                                                      Weighted
                                                                       Average                    Weighted Average
September 30, 1995                  Notional          Assets/         Maturity                          Rate
Dollars in Millions                 Value           Liabilities        (years)    Fair Value
                                                       Hedged                                         Receive
                                                                                                        Pay
----------------------------------- ------------ ------------------- ------------ ------------ -----------------------
INTEREST RATE SWAPS
Receive-fixed/pay-variable swaps        $ 3,075  Variable-rate
                                                 loans
                                          1,605  Fixed-rate
                                                 deposits
                                          1,035  Short-term
                                                 borrowings
                                            491  Long-term debt
                                    ------------
                                          6,206                          2.1          $28          6.29%       5.86%
----------------------------------- ------------ ------------------- ------------ ------------ ----------- -----------
Pay-fixed/receive-variable                2,316  Short-term
                                                 borrowings
                                            100  Long-term debt
                                    ------------
                                          2,416                          2.0         (33)         5.85        6.68
----------------------------------- ------------ ------------------- ------------ ------------ ----------- -----------
Basis swaps                                  35  Fixed-rate
                                                 deposits
                                            890  Long-term debt
                                          2,147  Securities
                                    ------------
                                          3,072                          2.0          (4)         6.40        6.39
----------------------------------- ------------ ------------------- ------------ ------------ ----------- -----------
Index-amortizing swaps
  receive-fixed/pay-variable              2,384  Variable-rate           1.3         (21)         5.06        5.80
                                                 loans
----------------------------------- ------------ ------------------- ------------ ------------ ----------- -----------
Total interest rate swaps               $14,078                          1.9         $(30)          6.03%      6.11%
----------------------------------- ------------ ------------------- ------------ ------------ ----------- -----------
OTHER INTEREST RATE INSTRUMENTS
Interest rate cap agreements            $   550  Short-term              1.6         $ 11
                                                 borrowings
----------------------------------- ------------ ------------------- ------------ ------------ ----------- -----------
Interest rate corridor agreements           824  Short-term              1.0           3
                                                 borrowings
----------------------------------- ------------ ------------------- ------------ ------------ ----------- -----------
Futures contracts sold                      960  Loans/Securities        0.9          ---
----------------------------------- ------------ ------------------- ------------ ------------ ----------- -----------
Total other instruments                $  2,334                          1.1         $ 14
----------------------------------- ------------ ------------------- ------------ ------------ ----------- -----------
Total interest rate instruments         $16,412                                      $(16)
----------------------------------- ------------ ------------------- ------------ ------------ ----------- -----------



      At September 30, 1995, the corporation had approximately $14.1 billion of interest rate swaps outstanding, including $2.4 billion of index-amortizing swaps. Under the terms of the index-amortizing swaps, Fleet receives a fixed rate and pays a floating rate based on certain indices. Under certain conditions, if those indices fall below a specified range, the swaps would amortize (i.e., the swaps would wholly or partly mature); if these indices are above the specified range, none of the swaps would amortize.

      The interest-rate risk management instrument activity for the nine months ended September 30, 1995 is summarized in the following table (all amounts are notional amounts):


INTEREST-RATE RISK-MANAGEMENT INSTRUMENT ACTIVITY
--------------------------------------------------------------------------------------------------------------------------------
                                         Interest rate swaps
                            ----------------------------------------------
September 30, 1995          Receive-    Pay-                  Index-
Dollars in millions         Fixed     Fixed      Basis      Amortizing    Caps      Corridors   Collars    Futures    Total
--------------------------------------------------------------------------------------------------------------------------------
Notional amounts:
Balance at beginning of     $ 2,873    $ 2,084     $3,605       $ 4,119   $ 1,775     $ 1,031      $ 500    $ 6,005   $21,992
year
  Additions                   4,513        370        585           ---       ---         ---        ---      2,771     8,239
  Maturities                 (1,180 )      (38 )     (345 )        (485 )  (1,225 )      (207 )     (500 )     (677 )  (4,657 )
  Terminations                  ---        ---       (773 )      (1,250 )     ---         ---        ---     (7,139 )  (9,162 )
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period    $ 6,206    $ 2,416    $ 3,072       $ 2,384   $   550     $   824     $  ---     $  960   $16,412
--------------------------------------------------------------------------------------------------------------------------------


      At September 30, 1995, Fleet had deferred gains relating to the termination of interest rate swaps of $47 million (which will be amortized over a remaining life of approximately 41 months) and deferred losses of $21 million (which will be amortized over a remaining life of approximately 10 months). The amortization of deferred gains and losses on terminated swaps is recognized as an adjustment to the yield on the assets or liabilities to which the swaps were designated.

      The maturities of the interest-rate risk management instruments are shown in the following table.

Maturities Interest-Rate Risk
Management Instruments

-------------------------------------------------------------------------------------------
September 30, 1995
Dollars in            Within    1 to 2    2 to 3    3 to 4    4 to 5    After 5
Millions              1 Year    Years     Years     Years     Years     Years        Total
-------------------------------------------------------------------------------------------
Notional
Amounts:
Interest Rate
  Swaps
Receive-Fixed        $1,297  $  2,419    $1,710      $ 75    $  670       $35    $  6,206
Pay-Fixed               981       515       250       325       325        20       2,416
  Basis                 890       ...     2,147        35       ...       ...       3,072
Index
  Amortizing          1,042       981       ...       161       200       ...       2,384
-------------------------------------------------------------------------------------------
Total Interest
Rate swaps           $4,210  $  3,915    $4,107      $596    $1,195       $55    $ 14,078
-------------------------------------------------------------------------------------------
Other
  Instruments
Caps                 $  ...  $    400    $  ...      $150    $  ...      $...      $  550
Corridors               513       311       ...       ...       ...       ...         824
Futures                 764       184        12       ...       ...       ...         960
-------------------------------------------------------------------------------------------
Total Other          $1,277      $895       $12      $150    $  ...      $...      $2,334
-------------------------------------------------------------------------------------------
Total                $5,487  $  4,810    $4,119      $746    $1,195      $ 55    $ 16,412
-------------------------------------------------------------------------------------------

LIQUIDITY

      The primary sources of liquidity at the parent level are interest and dividends from subsidiaries and access to the capital and money markets. The corporation's subsidiaries rely on cash flows from operations, core deposits, borrowings, short-term high-quality liquid assets, and in the case of nonbanking subsidiaries, funds from the parent for liquidity. Dividends paid by the corporation's banking subsidiaries are limited by various regulatory requirements related to capital adequacy and historic earnings.

      As shown in the consolidated statement of cash flows, cash and cash equivalents decreased by $4.5 billion during the nine month period ended September 30, 1995. Net cash used by operating activities was mainly attributable to a net increase in originations and purchases of mortgages held for resale. Net cash provided by investing activities was generally caused by proceeds from sales and maturities of securities offset by a net increase in loans and leases at the corporation's banking subsidiaries. Net cash used by financing activities was due to a net decrease in deposits partially offset by increases in short-term borrowings and issuances of long-term debt.

      At September 30, 1995 and December 31, 1994, the corporation had total commercial paper outstanding of $1.9 billion and $835 million, respectively. The parent company had $693 million and $727 million of commercial paper outstanding at September 30, 1995 and December 31, 1994, respectively, while the remaining balance related to FMG. The corporation has backup lines of credit to ensure that funding is not interrupted if commercial paper is not available. Total amount of funds available under these lines of credit was $1.0 billion at September 30, 1995. Fleet had no outstanding balance under the line of credit.

      Fleet has shelf registrations that provides for the issuance of common and preferred stock, senior or subordinated debt securities, and other securities with total amount of funds available of approximately $859 million at September 30, 1995. In August 1995, the corporation issued $150 million of its senior medium-term notes, all of which are due in 1996. On October 26, 1995, the corporation issued $250 million of 6.00% senior notes due October 26, 1998, thereby reducing the amount of funds available using the shelf registrations to $449 million. On October 24, 1995, the corporation filed a new registration statement for an additional $750 million in securities which became effective on November 29, 1995.

      FMG has a separate funding program that includes two revolving-warehouse credit agreements which totaled $2.2 billion at December 31, 1994. On April 3, 1995, FMG renegotiated these agreements and incorporated the terms of these two facilities into one credit facility totaling $1.8 billion. FMG has $560 million outstanding under the new credit facility at September 30, 1995, compared to $500 million at December 31, 1994. FMG also sells commercial paper to fund short-term needs and had $1.2 billion and $108 million outstanding at September 30, 1995 and December 31, 1994, respectively. During the second quarter, FMG filed a shelf registration providing for the issuance of debt securities and warrants to purchase debt securities. During the third quarter, FMG issued $150 million of medium-term notes with a range of maturities from 3 to 7 years, which reduces the amount of funds available under FMG's shelf registration to $150 million.

CAPITAL
----------------------------------------------------------------
                           September 30,  June 30,     December 31,
                                1995      1995         1994
----------------------------------------------------------------
Risk-adjusted assets         $67,313   $68,403        $60,650
Tier 1 risk-based
capital                         8.36 %    8.22 %         9.14 %
    (4% minimum)
Total risk-based
capital                        12.20     12.01          12.92
    (8% minimum)
Leverage ratio                  6.83      6.84           7.15
Common equity-to-assets         7.18      7.17           6.06
Total equity-to-assets          8.00      7.60           6.75
Tangible total
equity-to                       5.28      5.06           5.18
   -assets
Capital in excess of
    minimum
    requirements:
    Tier 1 risk-based         $2,937    $2,885        $ 3,120
    Total risk-based           2,829     2,746          2,983
    Leverage                   2,335     2,333          2,445
================================================================

      At September 30, 1995, the corporation exceeded all regulatory required minimum capital ratios. The corporation's risk-based regulatory ratios improved slightly over June 30, 1995. Reductions in risk-adjusted assets from June 30, 1995 primarily reflected the reduction of lower yielding assets.

RECENT ACCOUNTING DEVELOPMENTS
      In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for employee stock options and similar equity instruments. The standard also permits companies to continue to measure compensation cost for these plans using the current accounting method which is intrinsic value based. Companies that elect to continue to use the intrinsic value method must provide pro forma disclosure of net income and earnings per share as if the fair value method of accounting had been applied. This standard is effective for the year ended December 31, 1996. The corporation expects to continue to use the intrinsic value based method of accounting and will provide the additional disclosure on the pro forma impact of the fair value based method under Statement No. 123 in the 1996 annual report for awards granted in both 1995 and 1996.


                                    FINANCIAL GROUP, INC.
                        SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

-------------------------------------------------------------------------------------------------------
For the three months ended September 30
Dollars in millions, except per share amounts                                1995                 1994
-------------------------------------------------------------------------------------------------------
Interest and fees on loans and leases                                      $1,224              $   941
Interest on taxable securities                                                308                  389
Interest on tax-exempt securities                                               8                    9
-------------------------------------------------------------------------------------------------------
      Total interest income                                                 1,540                1,339
-------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits                                                                   449                  315
   Short-term borrowings                                                      205                  168
   Long-term debt                                                             123                   97
-------------------------------------------------------------------------------------------------------
      Total interest expense                                                  777                  580
-------------------------------------------------------------------------------------------------------
Net interest income                                                           763                  759
-------------------------------------------------------------------------------------------------------
Provision for credit losses                                                    27                   11
-------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                         736                  748
-------------------------------------------------------------------------------------------------------
Noninterest income:
   Mortgage banking                                                           137                   97
   Service charges, fees, and commissions                                     124                  109
   Investment services revenue                                                 81                   72
   Student loan servicing fees                                                 17                   15
   Securities available for sale gains                                          7                    2
   Trading revenue                                                              8                    8
   Other                                                                       74                   77
-------------------------------------------------------------------------------------------------------
      Total noninterest income                                                448                  380
-------------------------------------------------------------------------------------------------------
Noninterest expense:
   Employee compensation and benefits                                         361                  348
   Occupancy                                                                   63                   66
   Equipment                                                                   53                   46
   Mortgage servicing rights amortization                                      31                   18
   Core deposit and goodwill amortization                                      28                   16
   Marketing                                                                   28                   22
   Legal and other professional                                                25                   25
   FDIC assessment                                                              3                   28
   Restructuring charge                                                       ---                    7
   Other                                                                      155                  152
-------------------------------------------------------------------------------------------------------
      Total noninterest expense                                               747                  728
-------------------------------------------------------------------------------------------------------
Income before income taxes                                                    437                  400
Applicable income taxes                                                       169                  148
-------------------------------------------------------------------------------------------------------
Net income before minority interest                                           268                  252
Minority interest                                                             ---                    3
-------------------------------------------------------------------------------------------------------
Net income                                                                $   268              $   249
-------------------------------------------------------------------------------------------------------
Net income applicable to common shares                                    $   259              $   242
-------------------------------------------------------------------------------------------------------
Fully diluted weighted average common shares outstanding:             269,278,781          265,818,628
Fully diluted earnings per share:                                         $   .96              $   .91
Dividends declared:                                                           .40                  .35
-------------------------------------------------------------------------------------------------------

         See accompanying Condensed Notes to Supplemental Consolidated Financial Statements.

                                     FLEET FINANCIAL GROUP, INC.
                           SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

-------------------------------------------------------------------------------------------------------
For the nine months ended September 30
Dollars in millions, except per share amounts                                1995                 1994
-------------------------------------------------------------------------------------------------------
Interest and fees on loans and leases                                      $3,525               $2,707
Interest on taxable securities                                                973                1,132
Interest on tax-exempt securities                                              28                   24
-------------------------------------------------------------------------------------------------------
      Total interest income                                                 4,526                3,863
-------------------------------------------------------------------------------------------------------
Interest expense:
   Deposits                                                                 1,272                  828
   Short-term borrowings                                                      613                  473
   Long-term debt                                                             359                  259
-------------------------------------------------------------------------------------------------------
      Total interest expense                                                2,244                1,560
-------------------------------------------------------------------------------------------------------
Net interest income                                                         2,282                2,303
-------------------------------------------------------------------------------------------------------
Provision for credit losses                                                    75                   48
-------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                       2,207                2,255
-------------------------------------------------------------------------------------------------------
Noninterest income:
   Mortgage banking                                                           380                  295
   Service charges, fees, and commissions                                     369                  323
   Investment services revenue                                                238                  219
   Trading revenue                                                             56                   15
   Student loan servicing fees                                                 47                   39
   Securities available for sale gains                                         12                   21
   Other                                                                      224                  229
-------------------------------------------------------------------------------------------------------
      Total noninterest income                                              1,326                1,141
-------------------------------------------------------------------------------------------------------
Noninterest expense:
   Employee compensation and benefits                                       1,086                1,095
   Occupancy                                                                  186                  203
   Equipment                                                                  154                  140
   Mortgage servicing rights amortization                                     101                   72
   Core deposit and goodwill amortization                                      76                   49
   Marketing                                                                   70                   60
   Legal and other professional                                                65                   71
   FDIC assessment                                                             61                   86
   Merger and restructuring related charges                                    50                  173
   Other                                                                      459                  468
-------------------------------------------------------------------------------------------------------
      Total noninterest expense                                             2,308                2,417
-------------------------------------------------------------------------------------------------------
Income before income taxes                                                  1,225                  979
Applicable income taxes                                                       477                  380
-------------------------------------------------------------------------------------------------------
Net income before minority interest                                           748                  599
Minority interest                                                             ---                    8
-------------------------------------------------------------------------------------------------------
Net income                                                                $   748              $   591
-------------------------------------------------------------------------------------------------------
Net income applicable to common shares                                    $   721              $   567
-------------------------------------------------------------------------------------------------------
Fully diluted weighted average common shares outstanding:             267,644,122          267,395,653
Fully diluted earnings per share:                                         $  2.69              $  2.12
Dividends declared:                                                          1.20                 1.00
-------------------------------------------------------------------------------------------------------

See accompanying Condensed Notes to Supplemental Consolidated Financial Statements.


                                              FLEET FINANCIAL GROUP, INC.
                                       SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------------------------------------------------
                                                                                September 30,             December 31,
Dollars in millions, except share amounts                                                1995                     1994
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash, due from banks and interest-bearing deposits                                    $ 3,517                  $ 7,613
Federal funds sold and securities purchased under agreements to resell                    548                      957
Securities available for sale                                                          11,603                   12,250
Securities held to maturity (market value: $7,809 and $8,452)                           7,897                    8,891
Loans and leases                                                                       52,435                   46,035
Reserve for credit losses                                                              (1,448)                  (1,496)
-------------------------------------------------------------------------------------------------------------------------
         Net loans and leases                                                          50,987                   44,539
-------------------------------------------------------------------------------------------------------------------------
Mortgages held for resale                                                               2,252                      560
Mortgage servicing rights                                                               1,263                      840
Premises and equipment                                                                  1,010                      985
Intangible assets                                                                       1,141                      494
Accrued interest receivable                                                               581                      570
Other assets                                                                            2,952                    3,327
-------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                 $83,751                  $81,026
-------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:
   Demand                                                                             $10,658                  $12,028
   Regular savings, NOW, money market                                                  22,817                   23,870
   Time                                                                                20,347                   19,630
-------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                53,822                   55,528
-------------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold under agreements to repurchase              8,817                    8,923
Other short-term borrowings                                                             6,182                    3,663
Accrued expenses and other liabilities                                                  1,498                    1,510
Long-term debt                                                                          6,734                    5,931
-------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                             77,053                   75,555
-------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                                           682                      557
Common stock (shares issued: 252,099,138 in 1995 and 244,140,469 in
  1994; shares outstanding:  245,811,130 in 1995 and 237,590,569 in 1994)                 246                      244
Common surplus                                                                          2,835                    2,612
Retained earnings                                                                       3,148                    2,719
Net unrealized gain (loss) on securities                                                   11                     (411)
Less: Treasury stock, at cost, 6,288,008 in 1995 and
   6,549,900 shares in 1994                                                              (224)                    (250)
-------------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                     6,698                    5,471
-------------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                                   $83,751                  $81,026
-------------------------------------------------------------------------------------------------------------------------

See accompanying Condensed Notes to Supplemental Consolidated Financial Statements.


                                                     FLEET FINANCIAL GROUP, INC.
                               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Net
                                                                    Common                        Unrealized
  Nine months ended September 30                       Preferred     Stock    Common   Retained   Gain(Loss)    Treasury
  Dollars in millions, except share amounts              Stock      $1 Par   Surplus   Earnings       on         Stock     Total
                                                                                                  Securities
----------------------------------------------------------------------------------------------------------------------------------
1994
----
Balance at December 31, 1993                                 $695     $242     $2,625    $2,167          $238      $ (2)   $5,965
Net income                                                                                  591                               591
Cash dividends declared on common stock ($1.00 per share)                                  (138)                            (138)
Cash dividends declared on preferred stock                                                  (13)                             (13)
Cash dividends declared by pooled companies prior to
 mergers:
   Cash dividends declared on common stock                                                  (69)                             (69)
   Cash dividends declared on preferred stock                                               (12)                             (12)
Redemption of adjustable rate preferred stock               (122)                                                           (122)
Redemption of FDIC preferred stock                           (16)                            (3)                             (19)
Common stock issued in connection with employee
 benefit plans                                                          3         43         (1)                      4       49
Adjustment of valuation reserve for securities
  available for sale                                                                                    (528)               (528)
Treasury stock purchases                                                                                           (198)    (198)
Other-net                                                              (1)       (33)        27             3                 (4)
------------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994                                $557     $244     $2,635    $2,549        $(287)     $(196)   $5,502
------------------------------------------------------------------------------------------------------------------------------------

1995
Balance at December 31, 1994                                 $557     $244     $2,612    $2,719        $(411)     $(250)   $5,471
Net income                                                                                  748                               748
Cash dividends declared on common  stock ($1.20 per share)                                (169)                             (169)
Cash dividends declared on preferred stock                                                  (8)                               (8)
Cash dividends declared by pooled companies prior to
 mergers:
   Cash dividends declared on common stock                                                 (82)                              (82)
   Cash dividends declared on preferred stock                                              (20)                              (20)
Issuance of preferred stock                                   125                                                             125
Common stock issued in connection with:
  Acquisition of Northeast Federal Corp.                                 6        187                                         193
  Employee benefit plans                                                           53      (23)                       73      103
Treasury stock issued in connection with
  the acquisition of NBB                                                         (17)      (21)                      234      196
Adjustment of valuation reserve for securities
 available for sale                                                                                       482                 482
Treasury stock purchases                                                                                           (280)    (280)
Other-net                                                              (4)                    4          (60)        (1)     (61)
------------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995                                $682     $246     $2,835    $3,148          $ 11     $(224)   $6,698
------------------------------------------------------------------------------------------------------------------------------------

See accompanying Condensed Notes to Supplemental Consolidated Financial Statements.

                                      FLEET FINANCIAL GROUP, INC.
                          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------
Nine months ended September 30
Dollars in millions                                                            1995               1994
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                 $    748           $    591
Adjustments for noncash items:
   Depreciation and amortization of premises and equipment                      117                118
   Amortization of servicing rights and other intangible assets                 223                155
   Provision for credit losses                                                   75                 48
   Deferred income tax expense                                                   99                 53
   Merger related charges                                                        50                101
   Other gains on sales of assets                                              (87)               (34)
Originations and purchases of mortgages held for resale                     (8,471)           (10,402)
Proceeds from sales of mortgages held for resale                              6,872             13,061
Net decrease in trading account assets                                           64                  1
(Increase) decrease in accrued receivables, net                                  16              (107)
Decrease in accrued liabilities, net                                          (335)              (186)
Other, net                                                                      234               (24)
---------------------------------------------------------------------------------------------------------
   Net cash flow provided (used) by operating activities                      (395)              3,375
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available for sale                                 (13,900)           (23,200)
Proceeds from maturities of securities available for sale                     7,916                969
Proceeds from sales of securities available for sale                         10,448             23,713
Purchases of securities held to maturity                                      (562)            (2,791)
Proceeds from maturities of securities held to maturity                       1,533              1,855
Loans made to customers, nonbanking subsidiaries                              (882)              (934)
Principal collected on loans made to customers, nonbanking subsidiaries         632                779
Net cash and cash equivalents paid for businesses acquired                  (2,816)               (56)
Loans purchased from third parties                                            (396)              (294)
Proceeds from sales of loans                                                    190                 92
Net increase in loans and leases, banking subsidiaries                      (1,402)              (794)
Proceeds from sales of OREO                                                      81                101
Proceeds from sale of subsidiary                                                ---                 76
Acquisition of minority interest in subsidiary                                (158)                ---
Purchases of premises and equipment                                           (102)              (177)
Purchases of acquired servicing rights                                        (312)              (319)
---------------------------------------------------------------------------------------------------------
   Net cash flow provided (used) by investing activities                        270              (980)
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                                         (6,577)              2,679
Net increase (decrease) in short-term borrowings                              1,792            (4,510)
Proceeds from issuance of long-term debt                                      2,211              1,470
Repayments of long-term debt                                                (1,461)            (1,056)
Proceeds from the issuance of common stock                                       88                 49
Proceeds from the issuance of preferred stock                                   121                ---
Redemption of preferred stock                                                   ---              (140)
Repurchase of common stock                                                    (280)              (198)
Cash dividends paid                                                           (274)              (221)
---------------------------------------------------------------------------------------------------------
   Net cash flow used by financing activities                               (4,380)            (1,927)
---------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                        (4,505)                468
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of the period                          8,570              3,838
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of the period                              $ 4,065            $ 4,306
---------------------------------------------------------------------------------------------------------

See accompanying Condensed Notes to Supplemental Consolidated Financial Statements.

                           FLEET FINANCIAL GROUP, INC.
        CONDENSED NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

NOTE 1. FINANCIAL STATEMENTS

      The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and prevailing practices within the banking industry. The accompanying interim supplemental consolidated financial statements contained herein are unaudited. However, in the opinion of the corporation, all adjustments consisting of normal recurring items necessary for a fair statement of the operating results for the periods shown, have been made. The results of operations for the nine months ended September 30, 1995 may not be indicative of operating results for the year ending December 31, 1995. Certain prior year and prior quarter amounts have been reclassified to conform to current classifications.

      On November 30, 1995, Shawmut National Corporation ("Shawmut") merged with and into Fleet Financial Group, Inc. The supplemental consolidated financial statements of Fleet Financial Group, Inc., give retroactive effect to the merger. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the corporation after financial statements covering the date of consummation of the business combination are issued.

NOTE 2.  MERGER/ACQUISITIONS

      On November 30, 1995, Shawmut merged with and into Fleet. The merger agreement provided that each share of Shawmut common stock, other than shares held in Shawmut's treasury or directly or indirectly by Fleet or its subsidiaries or by Shawmut or its subsidiaries (except for in both cases shares held in a fiduciary capacity or in respect of debts previously contracted), be exchanged for 0.8922 shares of Fleet common stock on a tax-free basis. As a result of the merger, cost savings of approximately $400 million are expected to be realized primarily through: reductions in staff; elimination, consolidation or divestiture of certain branches; and the consolidation of certain offices, data processing and other redundant back office operations and staff functions. The extent to which cost savings will be achieved is dependent upon various factors beyond the control of Fleet and Shawmut, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation. Therefore, no assurances can be given with respect to the ultimate level of cost savings to be realized, or that such savings will be realized in the time-frame currently anticipated.

      In connection with the Shawmut merger, Fleet and Shawmut have signed definitive agreements to divest 64 branches to comply with anti-trust concerns. The sale will consist of approximately $2.6 billion in deposits and $1.9 billion in loans, including $1.1 billion in residential mortgages.

      Due to the merger with Shawmut, certain financial data herein may not be indicative of Fleet's future results of operations or financial position.

      As previously disclosed in Form 10-Q filed with the Securities and Exchange Commission for the quarters ended June 30, 1995 and March 31, 1995, the Corporation completed the purchases of NBB Bancorp, Inc. ("NBB"), Plaza Home Mortgage Corporation ("Plaza"), Northeast Federal Corporation ("Northeast"), purchased substantially all of the assets and assumed certain of the liabilities of the Business Finance Division of Barclay's Business Credit, Inc., and purchased the 19% publicly-held shares of Fleet Mortgage Group, Inc., ("FMG").

                           FLEET FINANCIAL GROUP, INC.
        CONDENSED NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

      The information below presents, on a pro forma basis, certain historical financial information for the Corporation, adjusted for each of the NBB, Plaza, Barclays, Northeast and FMG transactions as if such transactions had been consummated on January 1, 1995 and 1994, respectively.

PRO FORMA RESULTS
-----------------------------------------------------------
Nine months ended September 30
(Dollars in millions except per share data)    1995   1994
-----------------------------------------------------------
Net interest income                          $2,316 $2,439
-----------------------------------------------------------
Net income available to common stockholders  $  709 $   534
-----------------------------------------------------------
Net income per common share                  $ 2.65 $ 2.01
-----------------------------------------------------------
CORPORATION AS REPORTED
Net interest income                          $2,282 $2,303
-----------------------------------------------------------
Net income available to common stockholders  $  721 $  567
-----------------------------------------------------------
Net income per common share                  $ 2.69 $ 2.12
-----------------------------------------------------------

      The pro forma results reflect the sale of NBB's entire securities portfolio of approximately $1 billion as if such sales had occurred at the beginning of each such period, elimination of any corresponding interest income recognized on these securities, and the use of the proceeds from the sale of these securities to reduce short-term borrowings and related interest expense using a cost of funds rate of 5.44% and 4.62 % for 1995 and 1994, respectively. Similarly, the pro forma results reflect the sale of $157 million, $230 million and $18 million of Plaza's mortgage-backed securities, adjustable-rate loans, and deposits, respectively, as if such sales had occurred at the beginning of each such period, the elimination of any corresponding interest income or expense recognized, and the use of the net proceeds from these sales to reduce short-term borrowings and related interest expense using a cost of funds rate of 5.98% and 4.05% for 1995 and 1994, respectively. In addition, the pro forma results reflect the redemption of approximately $50 million of Northeast's 9% Uncertificated Sinking Fund Debentures. Pro forma results reflect the amortization of adjustments recorded to reflect the fair value of the net assets acquired as of the date of acquisition as if the adjustments were recorded at the beginning of the period. Additional funding costs for the purchase prices of the acquisitions of NBB, Plaza, Barclays and the 19% publicly-held shares of FMG have also been reflected in the pro forma results.

NOTE 3. RESERVE FOR CREDIT LOSSES
      Effective January 1, 1995, the corporation adopted Financial Accounting Standards Board (FASB) Statement No. 114 "Accounting by Creditors for Impairment of a Loan", as amended by Statement No. 118. Under these standards, the 1995 reserve for credit losses related to loans that are identified as impaired is based on discounted cash flows using the loan's effective interest rate, or the fair value of the collateral for collateral-dependent loans, or observable market price of the impaired loans.

      Commercial and commercial real estate loans are considered impaired when it is probable that the corporation will not collect all amounts due in accordance with the contractual terms of the loan. Except for certain restructured loans, impaired loans are loans that are on nonaccrual status. Upon adoption of Statement No. 114, the corporation did not change its method of recognizing interest income on impaired loans. When a loan is placed on nonaccrual status, all interest previously accrued in the current year, but not collected, is reversed against interest income. Any interest accrued in prior years is charged against the reserve for credit losses. Subsequent cash receipts are generally applied to reduce the unpaid principal balance. Loans are returned to accrual status and are no longer considered to be impaired when they become current as to principal and interest or demonstrate a period of performance under the contractual terms, and, in management's opinion, are fully collectable.

      Loans which were restructured prior to the adoption of Statement No. 114, and which are performing in accordance with the renegotiated terms are not required to be reported as impaired. Loans restructured subsequent to the adoption of Statement No. 114 are required to be reported as impaired in the year of restructuring. Thereafter, such loans can be removed from the impaired loan disclosure if the loans were paying a market rate of interest at the time of restructuring and are performing in accordance with their renegotiated terms.

      In accordance with Statement No. 114, a loan is classified as an insubstance foreclosure when the corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Loans classified as insubstance foreclosures prior to adoption of Statement No. 114, but for which the corporation had not taken possession of the collateral, were immaterial to the financial statements taken as a whole and, therefore, were not reclassified upon adoption.

                           FLEET FINANCIAL GROUP, INC.
        CONDENSED NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995


      At September 30, 1995, the recorded investment in impaired loans was $395 million, substantially all of which were on nonaccrual status. Included in this amount is $228 million of impaired loans for which the related impairment reserve is $48 million, and $167 million of impaired loans that, due primarily to charge-offs, do not have an impairment reserve. The average recorded investment in impaired loans during the quarter was $417 million. The amount of interest income recognized on impaired loans during the nine month period ended September 30, 1995 was immaterial. The reserve for credit losses contains additional amounts for impaired loans as deemed necessary to maintain reserves at levels considered adequate by management.

NOTE 4. MORTGAGE SERVICING RIGHTS
      In May 1995, FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122). SFAS 122 requires that an entity recognize, as separate assets, rights to service mortgage loans for others irrespective of how those servicing rights are acquired (i.e., whether purchased or originated) by allocating the total cost of the loans between the loan and the servicing rights thereto based on their relative fair values. The corporation adopted this statement as of April 1, 1995, with application to transactions in which the corporation acquires mortgage servicing rights (MSRs) through either purchase or origination of mortgage loans and sells those loans with servicing rights retained, and to impairment evaluations of all capitalized MSRs. The incremental impact of capitalizing originated mortgage servicing rights in accordance with SFAS 122 resulted in an increase of $23.8 million in mortgage production revenues for the nine month period ended September 30, 1995.

      SFAS 122 requires that capitalized mortgage servicing rights be assessed for impairment based upon the fair value of those rights. Fair value is estimated using a valuation model which considers market consensus loans, prepayment predictions, historic prepayment rates, mortgage interest rates, and other economic factors. For purposes of impairment evaluation and measurement, MSRs are stratified based on the predominant risk characteristics of the underlying loans which for the corporation's MSRs exceeds fair value by individual stratum, a valuation allowance is established. The allowance may be adjusted in the future as MSR values increase or decrease. The cost of MSRs is amortized over the estimated period of net servicing revenues.
      A schedule of mortgage servicing rights activity for the nine months ended September 30, 1995 and 1994 is as follows:


Mortgage Servicing Rights
------------------------------------------------------------------------
Nine months ended September 30
Dollars in millions                              1995              1994
------------------------------------------------------------------------
Balance at beginning of period                    $ 841            $579
Additions                                           569             315
Servicing sales                                    (54)            (17)
Amortization                                      (101)            (72)
Deferral of servicing hedge loan                     8              ---
------------------------------------------------------------------------
Balance at end of period                         $1,263           $(805)
------------------------------------------------------------------------

      At September 30, 1995 the aggregate fair value of the corporation's MSRs was approximately $1.6 billion.

NOTE 5. LONG TERM DEBT
      During the first nine months of 1995, the Corporation issued $269 million of its senior medium-term notes, all of which are due in 1996, $250 million of 7 1/8% senior notes due May 1, 2000 and $50 million of 6.09% senior notes due June 9, 2000. In addition, a banking subsidiary of the Corporation issued $250 million of 8 5/8% subordinated bank notes due February 15, 2005. On October 26, 1995, the Corporation issued $250 million of 6.00% senior notes due October 26, 1998. The Corporation intends to use the proceeds of these issuances for general corporate purposes.

NOTE 6. SUPPLEMENTAL DISCLOSURE FOR
STATEMENTS OF CASH FLOWS

CASH-FLOW DISCLOSURE
-------------------------------------------------------------
Nine months ended September 30
Dollars in millions                          1995     1994
-------------------------------------------------------------
Supplemental disclosure for cash paid during
  the period for:
    Interest expense                        $2,206    $1,535
    Income taxes, net of refunds               274       200
-------------------------------------------------------------
-------------------------------------------------------------
Supplemental disclosure of noncash
  investing and financing activities:
    Transfer of loans to foreclosed property
      and repossessed equipment                 73        73
    Adjustment to unrealized gain (loss) on
      securities available for sale            665     (846)
-------------------------------------------------------------

-------------------------------------------------------------
Assets acquired and liabilities assumed in business
  combinations were as follows:
    Assets acquired, net of cash and cash
        equivalents paid                     8,920       347
    Net cash and cash equivalents paid
      for businesses acquired               (2,816)     (56)
    Liabilities assumed                      5,715       291
    Common stock issued in connection with
      businesses acquired                      193       ---
    Treasury stock issued in connection with
      businesses acquired                      196       ---

-------------------------------------------------------------

NOTE 7.
SUBSEQUENT EVENTS

     During the fourth quarter of 1995 the Corporation incurred merger costs of $317 million (after-tax) related to its merger with Shawmut National Corporation, which was effective November 30, 1995. These charges primarily include severance costs, branch consolidation costs, and transaction related charges. Additionally, during the fourth quarter the Corporation made the strategic decision to sell Fleet Finance, Inc., the Corporation's consumer finance subsidiary based in Atlanta, Georgia, and certain nonperforming assets from its banking franchise that have been identified for sale or accelerated disposition. The Corporation recognized a charge of $112 million (after-tax) relating to this transaction.

     On December 19, 1995, Fleet signed a definitive agreement to purchase NatWest Bank N.A. ("NatWest") for $2.7 billion in cash and up to an additional $560 million in accordance with an earnout provision. The earnout provision calls for annual payments based upon the level of earnings from the NatWest franchise with a cap of $560 million over an eight year life. NatWest has approximately $35 billion in assets and the corporation intends to restructure the NatWest balance sheet by liquidating approximately $13 billion of low-return assets and reducing an equal amount of borrowed funds. The acquisition of NatWest will add approximately 300 branches in New York and New Jersey and is expected to close in the second quarter of 1996, subject to regulatory approval.

     On December 31, 1995, Fleet reached a definitive agreement with Kohlberg, Kravis and Roberts ("KKR") to exchange KKR's ownership interest represented by its holdings of Dual Convertible Preferred Stock (DCP) into direct ownership of Fleet common stock. Under the terms of the agreement, KKR exchanged its position into 19.9 million shares of Fleet's common stock on December 31, 1995. In connection with this transaction, Fleet recognized a premium on the DCP conversion of $157 million that is considered to be a dividend in the Corporation's earnings per share calculation, which had the effect of reducing fully diluted earnings per share by $.59 per share.